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                                                                      EXHIBIT 12

                  The Williams Companies, Inc. and Subsidiaries
                Computation of Ratio of Earnings to Fixed Charges
                              (Dollars in millions)


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                                                                                           Nine months ended
                                                                                           September 30, 2001
                                                                                           ------------------
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Earnings:
   Income from continuing operations before income taxes                                        $ 1,593.4
   Add:
      Interest expense - net                                                                        521.8
      Rental expense representative of interest factor                                               24.0
      Minority interest in income and preferred returns
         of consolidated subsidiaries                                                                65.0
      Interest accrued - 50% owned company                                                            7.4
      Equity losses in less than 50% owned companies                                                 19.9
      Other                                                                                           4.2
                                                                                                ---------

         Total earnings as adjusted plus fixed charges                                          $ 2,235.7
                                                                                                =========
Fixed charges:
   Interest expense - net                                                                       $   521.8
   Capitalized interest                                                                              33.3
   Rental expense representative of interest factor                                                  24.0
   Pretax effect of preferred returns of subsidiaries                                                49.0
   Interest accrued - 50% owned company                                                               7.4
                                                                                                ---------

         Total fixed charges                                                                    $   635.5
                                                                                                =========

Ratio of earnings to fixed charges                                                                   3.52
                                                                                                =========
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